JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D, including any amendments thereto, with respect to the common shares, without par value, of Canagold Resources Ltd. The undersigned further agree that this Joint Filing Agreement shall be filed as an exhibit to the Schedule 13D.

Each undersigned is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such undersigned contained therein. No undersigned is responsible for the completeness or accuracy of the information concerning any other undersigned, unless such undersigned knows or has reason to believe that such information is inaccurate.

Nothing in this Joint Filing Agreement shall be deemed an admission that the undersigned constitute a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 13, 2026.

SUN VALLEY INVESTMENTS AG
By:	/s/ Vikramjeet Singh Sodhi
Name: Vikramjeet Singh Sodhi
Title: President of the Board

SUNVALLEY COMPANY FZCO
By:	/s/ Nisita Salilkumar Shah
Name: Nisita Salilkumar Shah
Title: Director

GOLDLOGIC CORP.
By:	/s/ Vikramjeet Singh Sodhi
Name: Vikramjeet Singh Sodhi
Title: Director

/s/ Vikramjeet Singh Sodhi
VIKRAMJEET SINGH SODHI